EXHIBIT 10.4

BOSTON SCIENTIFIC CORPORATION
401(k) RETIREMENT SAVINGS PLAN

EIGHTH AMENDMENT

Pursuant to Section 10.1 of the Boston Scientific Corporation 401(k) Retirement Savings Plan, as amended and restated effective January 1, 2001, and as further amended from time to time (the “Plan”), Boston Scientific Corporation hereby amends the Plan as follows:

1. Effective January 1, 2007, Section 4.3 is amended by deleting the third and fourth sentences of subsection (b) and replacing them with the following:

“The Committee may also provide for the temporary suspension of the right of Participants subject to Section 16 of the Securities Exchange Act of 1934 to invest further amounts in, or to redirect the investment of any amounts out of, the Company Stock fund. The Committee may also establish from time to time a maximum percentage of any Participant’s Accounts which may be invested in the Company Stock fund. Any restrictions or conditions with respect to the investment of employer securities under the Plan shall be imposed and administered in a manner consistent with section 401(a)(35)(D)(ii)(II) of the Code, IRS Notice 2006-107, and other guidance thereunder.”

2. Effective January 1, 2008, Section 8.6 is amended by adding the following sentence after the first sentence thereof and before subsection (a):

“If an eligible rollover distribution is made to a Roth IRA (as such term is defined in section 408A(b) of the Code), the distributee shall recognize ordinary income in the amount of the eligible rollover distribution to the extent provided in section 408A(d)(3)(A) of the Code.”

3. Effective January 1, 2007, Section 8.6(a) is amended by deleting the last sentence thereof and replacing it with the following: “However, such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code, or in a direct trustee-to-trustee transfer to a qualified trust described in section 401(a) or 403(a) of the Code or an annuity contract described in section 403(b) of the Code and such trust or contract agrees to account separately for amounts so transferred (and earnings thereon), including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.”

4. Effective January 1, 2008, Section 8.6(b) is amended by adding the following sentence at the end thereof: “With respect to distributions made after December 31, 2007, an ‘eligible retirement plan’ shall also mean a Roth IRA described in, and subject to the applicable requirements of, section 408A of the Code.”

5. Effective January 1, 2009, Section 14.14 is deleted in its entirety and replaced with the following:

“14.14 ‘Eligible Employee’ means, subject to Section 13.5:

(a) any Employee who is employed by a Participating Employer, and who, in the opinion of his or her Participating Employer, may reasonably be expected to complete 1,000 or more Hours of Service with a Participating Employer in a Plan Year; or

(b) any Employee not already an Eligible Employee under (a) above who is employed by a Participating Employer, and who has completed 1,000 or more Hours of Service in a computation period or has previously been an Eligible Employee described in (a) above.

The initial computation period shall be the 12-consecutive month period beginning on the date the Employee first performs an Hour of Service (the “employment commencement date”). The succeeding computation periods commence with the first Plan Year commencing after the Employee’s employment commencement date. Notwithstanding the foregoing, in no event will an individual become an Eligible Employee while he or she is characterized by an Affiliated Employer as a Leased Employee.”

IN WITNESS WHEREOF, Boston Scientific Corporation has caused this amendment to be executed in its name and on its behalf effective as of the dates set forth herein by an officer or a duly authorized delegate.

BOSTON SCIENTIFIC CORPORATION

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